Exhibit 10.16

Employment Agreement

by and between

Corlieve Therapeutics AG

c/o Switzerland Innovation Park Basel Area AG
Hegenheimermattweg 167A
4123 Allschwil
Switzerland

and

Walid Abi-Saab, M.D.

Bannhollenweg 13

4143 Dornach

Switzerland	(the Employee)

(the Company and the Employee are also referred to as Party or Parties)

1.	Condition Precedent

This employment agreement (the Employment Agreement) and the employment relationship (the Employment) created thereby are conditional on the grant of the necessary work permit by the competent authorities on the scheduled Commencement Date (as defined in sec. 2 below).

If the necessary work permit is not granted on the scheduled Commencement Date, the start date of the Employment shall, without payment, be postponed to the moment where the Employee receives the respective permit. If the nec

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essary permit is not granted until one month after the scheduled Commencement Date, this Employment Agreement shall, with the exception of the clauses relating to applicable law and confidentiality, be ineffective.

Furthermore, the Employee shall be responsible for securing and maintaining (at Employee’s sole expense) the existence of a valid work permit for the entire duration of the Employment. If the work permit expires or is revoked during the Employment, the Employee shall immediately inform the Company thereof. The Employee shall compensate the Company for all damages resulting from the non-existence of the permit.

This Employment Agreement is conditional on the approval and appointment of the Employee as Chief Medical Officer of the Company by the Company’s Board of Directors and the parent company of Company, i.e., uniQure N.V.’s Board of Directors.

2.	Commencement Date

The Employment of the Employee starts on June 26, 2023 (the Commencement Date). It shall be concluded for an indefinite period.

3.	Position
3.1.	Function

The Employee shall assume the function as Chief Medical Officer and shall be working full-time.

The function and/or the job title may be adjusted by the Company at any time to reflect current circumstances.

The Employee shall report to the CEO.

3.2.	Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function include all tasks customarily or reasonably incidental to such function

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and those expressly mentioned in this Employment Agreement and provided in the job description attached at Annex 1.

Upon consultation with the Employee, the Company may assign to the Employee any additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

The Employee undertakes to use his entire working ability to fulfil his contractual obligations and to loyally safeguard and foster the business and the interests of the Company. Also, the Employee shall carefully perform all work assigned to him. He shall conduct any business of the Company in accordance with the law, the articles of association of the Company and the organizational regulations of the Company, as amended from time to time, the applicable resolutions of the Board of Directors and this Employment Agreement.

The Employee acknowledges that the Company is part of a group of companies ultimately controlled by uniQure N.V (each such company including the holding company a Group Company, together the Group). The Employee acknowledges that the Employee will need to work with and assume responsibility for the CMO function for the Group and/or report to other employees and/or officers of other Group Companies. The Employee acknowledges that this does not create separate employment relationships with other Group Companies.

3.3.	Work for Third Parties

The Employee is not entitled to work for any third party or to engage in any gainful employment without the preceding written approval of the Company. Membership of the boards of directors of other companies and other institutions that are related to the business purpose of the Company or otherwise affect the interests of the Company also requires the prior consent of the Company.

The Company has the right to revoke any authorizations for the Employee to engage in services for third parties as foreseen above (including board memberships) at any time if the activity threatens the interests of the Company.

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3.4.	Officer Position

In the fulfilment of his duties, the Employee may have to act as officer, director or in any other corporate function within the Company. The Company may decide at its full discretion when such function shall end and the Employee undertakes to retire from such functions and sign the necessary documentation upon first request.

The Base Salary as defined in sec. 5.1 includes any and all remuneration for such functions and positions. In case the law provides for a mandatory compensation the Company will decide whether such compensation shall be forwarded to the Company or be set off against the compensation paid to the Employee by the Company.

3.5.	Conflict of Interests

The Employee shall avoid any conflict of interest and immediately inform the Company if any potential conflict of interest arises.

A conflict of interest particularly arises in case of an Employee’s participation in suppliers or clients of the Company or of a Group Company.

In connection with the performance of his duties, the Employee is prohibited from accepting or stipulating, either directly or indirectly, any commission, re-imbursement, or payment, in whatever form, or gifts from third parties. The foregoing does not apply to standard promotional gifts having little monetary value.

4.	Place of Work

The Employee’s principal place of work shall presently be in Allschwil at the main office of the Company.

Nevertheless, the Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries in order to perform his obligations and duties under the Employment Agreement. In the course of the Employment the Employee shall be obliged to go on business trips within

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and outside Switzerland. In particular, the Employee will need to be present from time to time in the head offices of the Company in the Netherlands.

The Employee is obliged to track any days not worked in Switzerland, including place of work, and submit such schedule regularly to the Company upon request.

5.	Compensation
5.1.	Base Salary

The Employee shall receive an annual base salary of Four Hundred Sixty Thousand (CHF 460,000) gross (the Base Salary), payable in 12 (twelve) monthly instalments of CHF 38,333.33 gross to a bank or postal account to be specified by the Employee, each at the end of a month, plus any mandatory contributions for family and children allowances.

5.2.	Bonus

a.The Employee will receive a one-time signing bonus of CHF 89,805 (less applicable taxes) payable no later than July 30, 2023. If within twelve months of receiving this signing bonus, he terminates his employment for any reason or the Company terminates his employment during the probation period (section 7.1 below) or for any of the reasons provided in section 7.3(a)(i)-(v) below, he will be obligated to reimburse the Company for the full amount of the signing bonus. The Employee agrees that the Company shall be allowed to deduct from his final pay (and any other amounts owed to him by the Company on or after his termination) the full signing bonus amount that he is obligated to reimburse. Any balance will be due within thirty days (30) of his termination date.

b.The Employee may, if applicable, participate in a bonus program, which the Company or the issuing Group Company shall determine at its full discretion and as implemented, amended and/or restated from time to time. Any bonus (in the sense of a real gratification pursuant to art. 322d of the Swiss Code of Obligations) shall be determined at the full and free discretion of the Company respectively the Group Company.

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The maximum possible target bonus is 50% of the Base Salary earned in the respective year pursuant to sec. 5.1 (“Target Bonus”). The Target Bonus may be adjusted by the Company to the extent consistent with advice of the compensation consultant of the Board of uniQure N.V. or otherwise consistent with adjustments made to the target bonuses of other executive employees.

The Company may set targets for the bonus, according to which the amount of the bonus is determined. However, the Company is free to deviate at its own discretion upwards or downwards from the targets set in its final determination of the bonus. If no targets are set, any bonus shall be determined at the full discretion of the Company.

Such bonus is not part of the salary legally or contractually owed by the Company, neither in principle nor in a specific amount. Respective payments, if any, are made at the full and free discretion of the Company and shall not create an obligation of the Company or a Group Company to make such payments in future even if a bonus is paid over consecutive years and without express reservation of its voluntariness.

Incentive Bonuses are not earned until they are paid. In the event of termination of the Employment, the Employee has – subject to sec. 7.3 below – no entitlement to a bonus, not even on a pro rata basis. To be eligible for any bonus pursuant to this Agreement or otherwise pursuant to Employee”s employment with the Company, Employee must be in service of the Company on the date any bonus is paid.

5.3.	Participation Plan

The Employee may be given the opportunity by uniQure N.V. or any other Group Company to participate in the growth of the Group pursuant to an equity incentive program such as, for instance, a share plan, and as amended from time to time (the Participation Plan). It is in the full discretion of uniQure N.V. or the respective Group Company to issue and/or to unilaterally amend such Participation Plan at any time.

uniQure N.V. intends, without prejudice and without recognizing any legal obligation, to grant the Employee at its sole discretion up to 115,800 stock options and 67,200 restricted stock units under the terms and conditions of the applicable Participation Plan. However, actual grants shall be determined exclusively by uniQure N.V.’s Board in accordance with the Participation Plan and shall be

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subject to any necessary approval by the competent corporate bodies of uniQure N.V. Upon granting and approval, if any, the Employee shall receive a respective grant notice in which uniQure N.V. offers the Employee a specified number of stock options and restricted stock units according to the Participation Plan.

Any grant is made on a purely voluntary basis. The Employee will not have any entitlement to be granted any such restricted stock units and stock options, and any grant of such restricted stock units and stock options to the Employee cannot be regarded as a precedent which guarantees receipt of future or further restricted stock units and stock option grants in subsequent years.

Furthermore, the Employee expressly acknowledges that the Employee does not have any right or claim under the Participation Plan against the Company, but only against uniQure N.V. or the Group Company issuing the Participation Plan. The Employee also confirms that any participation in the Participation Plan does not constitute an employment relationship with uniQure N.V. or the issuing Group Company.

5.4.	No other Compensation

The Employee acknowledges and agrees that he shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.

Furthermore, the Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Company or any Group Company (the Additional Payments) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Group Company granting such Additional Payments. Any Additional Payments shall not create any obligation of the Company or any Group Company to make such Additional Payments in the future and shall not create any right or claim of the Employee to such Additional Payments in the future even if paid over consecutive years and without express reservation.

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5.5.	Deductions

From the salary (as defined by the applicable laws and regulations) any Employee’s social security contributions (AHV [Old-age and surviving dependents insurance]/IV [Disability insurance]/EO [Loss of earnings compensation], ALV [Unemployment insurance], UV [Accident insurance], KTG [Daily sickness allowance insurance], premiums to pension schemes [cp. regulations of the pension fund]) and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

6.	Expenses

As a matter of principle, the Employee shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Employee during the Employment and in performance of his duties under this Employment Agreement. However, the reimbursement is always subject to (i)the submission of relevant vouchers and receipts and (ii) compliance with the travel and reimbursement policies of the Company possibly established and amended from time to time.

7.	Termination
7.1.	Probation Period

The first 3 (three) months of the Employment are deemed to be the probation period. During the probation period, either Party may terminate the Employment at any time with a notice period of seven days to the end of any calendar day.

7.2.	Termination

After expiration of the probation period, the Employment may be terminated by either Party upon observance of a notice period of 6 (six) months (the Notice Period), effective as of the end of a calendar day.

The Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the federal law on

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old-age and surviving dependents insurance (AHVG). The same applies in case of a permanent disability to work. In case of a partial permanent disability, the Employment ends to the same extent as the Employee is declared partially permanently disabled provided that the partial permanent disability is relevant for the fulfilment of work obligations.

7.3.	Change of Control
A.

Severance. If the Employment is terminated by the Company within the period beginning ninety (90) days before and continuing until twelve (12) months after a Change of Control (as defined below), except

(i)	in case of a summary dismissal for good cause by the Company (in accordance with Article 337 CO);
(ii)	in case the Employee having given the Company good cause to do so (in accordance with Article 340c (2) CO);
(iii)	in case the Employee is in breach of any duties and failed to remedy such breach within 30 days after having been asked in writing to do so;
(iv)	in case the Employee is terminated after an illness lasting for at least 6 months; or
(v)	in case of poor performance after having been put on a performance improvement plan for at least 90 days and having failed to meet the set targets,

then the Company shall grant the Employee a severance pay (Change of Control Severance) equal to

(i)	150% of the annual Base Salary (less any pay received during the Notice Period);
(ii)	150% of the Target Bonus; plus
(iii)	an amount corresponding to a pro-rata Target Bonus amount for the year of termination as provided. The pro-rata Bonus shall be the

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product of the formula B x D/365 where B represents the Target Bonus, and D represents the number of days elapsed in the calendar year through the date of notice to the Employee.

The Change of Control Severance is subject to the condition that the Employee signs a termination agreement with the Company including a full waiver of any other claims and the reinstatement of all restrictive covenants. For the avoidance of any doubt, no other bonus or severance shall become payable in such case. Except as expressly provided in this clause, any other bonus payment will not be taken into account for the calculation of any possible severance payment upon termination of the Agreement.

B.

Equity. In the event of a Change of Control of uniQure N.V. as defined below and provided that the Company is directly or indirectly a subsidiary or affiliate of uniQure N.V. upon such Change of Control event, the vesting conditions that may apply to any stock options, restricted shares, restricted stock units, performance stock units or other grants of equity held by Employee will be automatically waived and shall be deemed fully vested immediately prior to the Change of Control event. All stock options will be deemed to be fully exercisable commencing on the date of and immediately prior to the Change of Control and ending on the eighteen (18) month anniversary of the Change of Control or, if earlier, the expiration of the term of such stock options.

For the purposes of this Employment Agreement, Change of Control shall mean with respect to uniQure N.V. the date on which any of the following events occurs:

a)

any “person,” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the Act) (other than uniQure N.V., any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of uniQure N.V. or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 un¬der the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of uniQure N.V. representing forty (40) percent or more of the combined voting power of uniQure N.V.”s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the uniQure N.V.); or

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b)

a majority of the members of the Board of uniQure N.V. is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

c)

the consummation of (i) any consolidation or merger of uniQure N.V. where the stockholders of uniQure N.V., immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of uniQure N.V. issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of uniQure N.V.

7.4.	Release from Work

The Company may at any time and with immediate effect release the Employee from his duty to work. Vacation, any overtime and time compensation entitlements, if any, shall be offset against the time of release from work. The Company may set forth further conditions applying to such release.

8.	Work equipment and Obligation to Surrender

The Company at its discretion shall provide the Employee with the necessary work equipment such as laptops or mobile phones. The work equipment shall remain the property of the Company and the Company shall have the right to replace and/or reclaim the work equipment at any time.

The work equipment provided to the Employee may be used solely for business purposes. It must neither be made accessible nor be left to third parties. The Employee is responsible for ensuring that the loaned work equipment is protect-ed against unauthorized access by third parties. Passwords and access paths to the data network of the Company must not be disclosed to third parties. The Company may restrict the use of the communication devices provided to the Employee by means of appropriate technical measures and may verify usage on the basis of the monthly fees.

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At the Company’s first request, but no later than upon termination of this Employment Agreement for any reason, the Employee shall return to the Company everything he produced in the performance of his duties for the Company, everything which was given to him and everything which fell into his possession in the course of the Employment. The obligation to surrender includes in particular, but is not limited to, keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Employee is explicitly waived.

9.	Working Time
9.1.	General

The weekly working time depends on the needs to successfully perform the position but is at least 40 hours per week on an average basis (and based on a 100% stint).

Respective details may be set forth in working time regulations, as implemented, amended and/or restated by the Company from time to time.

9.2.	Overtime and extra hours

The Employee shall work overtime and extra hours, if this is necessary to fulfil the Employee’s duties under this Employment Agreement. Considering the Employee’s independent position and duties the Swiss Labour Act is not applicable to the Employment. The Employee shall therefore have no entitlement to additional compensation for any such extra work (overtime, extra hours, Sunday work, work on public holidays, or night work), whether in cash or in kind. All such extra and overtime work is already compensated by the Base Salary according to Section 5.1.

10.	Vacation

The Employee is entitled to 30 business days of vacation per calendar year (based on a 100% stint). The 10 additional, days of vacation granted exceeding the statutory minimum entitlement of 20 days shall be granted expressly as

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compensation for any overtime worked and may be offset against any time off entitlements.

The Company has the right to determine by giving 1 (one) month advance notice when the Employee shall take vacation. In exceptional situations, this advance notice period is shortened to up to one week. The Company will however consider respective wishes of the Employee. In any event, the Employee shall provide for suitable internal representation and shall care for the ongoing service of important affairs during his vacation.

For the year(s) in which the Employment begins and ends, the vacation entitlement is calculated pro rata temporis.

The Employee shall take the most recent vacation credit.

The Employee shall be obliged to refund to the Company any vacation salary received for vacation days in excess of the vacation entitlement of the Employee.

The Employee shall take vacation days within the calendar year for which such entitlement accrues. The Employee shall not, without prior consultation and approval of the Company and/or the responsible executive or otherwise as allowed pursuant to Company policy, roll such days over to the subsequent calendar year.

11.	Holidays and Compelling Absences
11.1.	Holidays

The Employee is not obliged to work on federal and cantonal holidays at the place of work. The Employee is however not entitled to any compensation for such holidays, if they fall on a weekend.

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11.2.	Compelling Absences

The Employee shall, upon request, be granted the usual hours or days off without deduction from the salary, provided that they necessarily fall within working hours. The extent of such absences shall be determined in accordance with the Company’s current practice.

12.	Illness, Accident and further Insurances
12.1.	Medical Certificate

The Employee shall immediately inform the Company about any absence due to illness or accident (incl. its reason and expected duration).

If the Employee’s absence exceeds three business days, the Employee shall, without request by the Company, furnish a medical certificate. However, the Company reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. If the Employment has been terminated, the Employee shall in any case be obliged to furnish a medical certificate to the Company from the first day of incapacity to work. Moreover, the Company is entitled to ask the Employee to consult a medical examiner at the Company’s expense.

12.2.	Illness and Daily Sickness Allowance Insurance

The Company concluded a collective daily allowance insurance which covers temporary work incapacity due to illness. The insurance benefits replace the statutory duty of the Company to continue to pay the salary.

If the Employee is through no fault of his own prevented from working due to illness, then the Company will – instead of the statutory obligation for salary payments – continue to pay the salary pursuant to the collective daily allowance insurance for illness, provided that the conditions of the collective daily allowance insurance for illness are being met and that the Employee complies with the conditions of the collective daily allowance insurance and with the directives of the Company. The Employee has duties of cooperation, mitigation, notification and disclosure towards the insurance company and the Company. In particular (but not exclusively), he must provide the insurance company with

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all information upon request and authorize it to inspect the files of third parties and release service providers from their duty of confidentiality towards the insurance company. In addition, all documents requested by the insurance company (medical certificate, etc.) must be submitted without delay.

Currently, the daily allowance insurance generally provides for the following coverage: After a waiting period of 30 days, 80% of the base salary during up to 730 days within a time frame of 900 days. During the waiting period of 30 days 100% of the agreed Base Salary pursuant to sec. 5.1 is paid to the Employee in accordance with Art. 324a CO and the Basel Scale if the statutory provisions are met. The maximum insured salary is CHF 300,000. The insurance benefits are based exclusively on the relevant and applicable provisions of the respective insurance, which are available to the Employee for inspection.

After the waiting period, the Employee is not entitled to any remuneration (including her salary, bonus, flat expenses or private use of the company car, etc.) in addition to the insurance benefits. Any claims shall be directed solely against the insurance company.

If the Company pays benefits before the insurance is paid out or for the same period of time, the Company shall be entitled to the insurance benefits.

The insurance premium for the daily allowance insurance is paid one half each by the Company and the Employee.

12.3.	Occupational and Non-occupational Accidents

During the Employment, the Employee is insured for occupational and non-occupational accidents and occupational sickness.

The premiums for the occupational accident and sickness insurance are paid by the Company. The premiums for the non-occupational accident insurance are paid one half each by the Company and by the Employee.

Non-mandatory insurance coverage, if any, will be provided at the full and free discretion of the Company.

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12.4.	Health Insurance (Illness)

Health insurance is compulsory in Switzerland and needs to be obtained by the Employee. The Company is not providing any coverage of costs related to illness.

12.5.	D&O Insurance

The Company currently maintains a Directors’ and Officers’ insurance policy which covers the Employee’s acts and omissions pursuant to its applicable terms and conditions. The Company agrees to pay any deductibles or contributions required to be paid by this insurance.

13.	Pension Plan

Provided that the Employee meets the regulatory requirements, the Employee is, through a pension plan (the Pension Plan), insured against the economic consequences of retirement, disability, and death.

The Employee will be covered by the Pension Plan as amended from time to time.

14.	Intellectual Property Rights and Work Results

The Company shall own all work results (including but not limited to data, know-how, documentation, concepts, drafts, inventions, works, applications, software, etc.) and all intellectual property rights therein, irrespective of their protectability under the applicable law, (including but not limited to trademarks, patents, designs, and copyrights) (the foregoing all together “Work Results”) created by the Employee in the course of the Employment (regardless of whether within or outside agreed office or workplaces and within or outside working hours).

All such Work Results shall vest automatically in the Company upon their creation. If the Company has not become the automatic owner of the Work Results and/or if the Work Results are not transferred to the Company by law, the Employee is obliged to irrevocably transfer and assign and hereby transfers and as-

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signs said Work Results to the Company. If such Work Product cannot be transferred to the Company for any reason whatsoever, the Employee grants the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sub-licensable and royalty-free license to use and exploit the Work Result.

Further, the Employee waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.

The Employee is obliged to take all steps reasonably requested by the Company in order to fulfil the Employee’s obligations according to the above sections. This obligation continues even after termination of the Employment.

If Employee has created the Work Result with the assistance of another individual or legal entity that is not legally or contractually obliged to transfer the Work Result to the Company, the Employee ensures to take the required actions to have such third party’s share in the Work Result transferred to the Company or (if a transfer is not possible) to have it licensed to the Company according to the terms above. In addition, the Employee ensures that the third party waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.

Compensation for the transfer or licensing of any and all Work Results according to the above sections, in particular intellectual property rights and/or licensing rights, is included in the Employee’s Base Salary according to Section 5.1.

If an invention or a design is created by the Employee in the course of the Employment but outside of the duties under the Employment Agreement, the Employee shall immediately inform the Company thereof in writing. The Company shall have the right to acquire ownership of such invention or design for a reasonable additional compensation, provided that the Company notifies the Employee in writing of its will to exercise this option within six (6) months as of the Employee’s notice of the creation of the Work Result.

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15.	Data Protection

The Company shall provide information on the processing of the Employee’s personal information in a privacy statement.

The Company may amend such privacy statement and instructions at any time.

The Employee herewith agrees that personal data may be transferred to Group Companies of the Company and further third parties within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the work organization of the Company or otherwise required by Swiss law or the laws of any other relevant jurisdiction.

16.	Non-Competition and Non-Solicitation
16.1.	General

The Employee acknowledges and agrees to adhere to undertakings in this Section 16 as the Company and the Group have a serious business interest in binding the Employee to the non-competition and non-solicitation undertakings, due to the fact that (i) within the organization of the Company and the Group competition-sensitive information as well as confidential information related to the Company, the Group and their clients and relations, such as but not limited to products, or research or development or commercialization of the Company and the Group (Sensitive Business Information) are available and (ii) in the position of Chief Medical Officer or other title that may be agreed to following commencement of Employment, the Employee has access to this Sensitive Business Information and/or will become aware of this Sensitive Business Information and/or will maintain (commercial) contacts with clients, suppliers, competitors etc. Given the aforesaid considerations (i) and (ii) in this clause, combined with the education and capacities of the Employee, the Company and the Group have a well-founded fear that their business interests will be harmed substantially if the Employee performs competing activities as set forth in this Section 16.

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16.2.	Non-Competition during Employment

The Employee shall refrain from competing with the Company or any Group Company during the Employment, i.e. the Employee is obliged in particular not to:

–

directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third-party name, on behalf of the Employee’s own or on behalf of third parties’ account compete with the Company or a Group Company; or

–

engage in any way in any enterprise competing with the Company or a Group Company, and the Employee also agrees not to found, assist or promote any business being active in the same line of business as the Company or a Group Company.

Any solicitation or referral of clients and/or employees of the Company or a Group Company is prohibited.

In the event of a breach of this non-competition or non-solicitation obligation as set out in this Section 16.2, the Employee agrees to pay to the Company a disciplinary penalty equal to one (1) month”s Base Salary as set out in Section 5.1 (including salary increases as granted from time to time) for each breach.

16.3.	Post-Contractual Non-Competition

The Employee agrees that, for a period of 12 (twelve) months after termination of the Employment, in the specified work area given below, he will in particular not:

–

directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third party name, on behalf of his own or on behalf of third parties’ account compete with the Company or any Group Company,

–	engage in any way in any enterprise competing with the Company or any Group Company, and/or
–	found, assist or promote any business being active in the same line of business as the Company or any Group Company,

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whereby, for purposes of this sec. 16.1 a competing activity shall mean any gene therapy activity (including the manufacture or development of a gene therapy). Furthermore, “Compete” and “Competing” as used above refer to engaging in activities or functions that are similar in scope to, competitive with, or otherwise related to: (i) any program of any Group Company in the research, development, clinical trial, or commercialization stage, or (ii) any other proprietary gene therapy target, platform, or manufacturing technology of any Group Company, that Employee either worked on behalf of the Company, or had access to any confidential information concerning, during the two years preceding the termination of the Employment.

This non-compete obligation shall apply worldwide, to the extent allowed by law.

16.4.	Non-Solicitation

For a period of 12 (twelve) months after termination of the Employment, the Employee shall abstain from directly or indirectly:

(i)	enticing away, soliciting or interfering with any personnel of the Company or any Group Company with whom the Employee was in contact during his Employment, and/or
(ii)	enticing away, soliciting or interfering with clients or contacts of the Company or any Group Company with whom the Employee had contact during the last three years prior to the termination of the Employment or about whom he gained knowledge during the Employment.
16.5.	Penalty

In the event the Employee violates the non-compete obligation according to sec. 16.1, the Employee shall pay to the Company a disciplinary contractual penalty in the amount of 6 (six) monthly Base Salaries according to sec. 5.1 (including any potential increases) for each such violation.

In the event the Employee violates the non-solicitation obligation with respect to co-workers according to sec. 16.4(i), the Employee shall pay to the Company

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a disciplinary contractual penalty of 1 (one) monthly Base Salaries according to sec. 5.1 (including any potential increases) for each such violation.

In the event the Employee violates the non-solicitation obligation with respect to clients or contacts according to sec. 16.4(ii), the Employee shall pay to the Company a disciplinary contractual penalty in the amount of 2 (two) monthly Base Salaries according to sec. 5.1 (including any potential increases) for each such violation.

If the breach consists in a not permitted participation in a competing company or in entering into a long-term obligation (such as an employment, service, agency or consultancy contract), the penalty shall be increased by the amount of the last monthly Base Salary according to sec. 5.1 for each month or part thereof in which the breach continues (the Continuous Breach).

Multiple breaches of the obligations pursuant to sec. 16.3 and/or 16.4 trigger each separate penalties, if necessary several times within one month. If individual breaches occur within a Continuous Breach, they shall however be covered by the penalty which has to be paid for the Continuous Breach.

The payment of the penalty does not release the Employee from further complying with the non-compete and/or non-solicitation obligations.

The Company shall be entitled to seek injunctive measures or any other type of immediate relief to stop the infringement as soon as possible, regardless of whether any penalty is offered or paid. In particular, the Company is at any time entitled to demand the elimination of the violating state and namely to prohibit the Employee from taking up or continuing any employment or other activity that violates this non-competition and non-solicitation clause (so called Realexekution).

Finally, the Company reserves the right to claim compensation for damages (in addition to the penalty or penalties).

17.	Confidentiality

The Employee will have access to confidential and proprietary information relating to the business and operations of the Company, other Group Companies and their clients. Such confidential and proprietary information constitutes an unique and valuable asset of the Company and their acquisition required great

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time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.

The Employee is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not use during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company, or disclose or permit to be disclosed to any third person or entity, any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

Moreover, the Employee may not make any statement to the media, as far as the Employee is not authorized to do so by the Company and/or the responsible executive.

In the event the Employee breaches the obligations pursuant to this section, a disciplinary penalty of 6 (six) monthly Base Salaries according to sec. 5.1 (including salary increases as granted from time to time) shall be owed by the Employee to the Company for any such breach. Furthermore, the Company may take reasonable disciplinary action up to and including termination of Employment for each breach.

However, the payment of the penalty does not release the Employee from further complying with the confidentiality obligation.

Furthermore, the Company reserves the right to claim compensation for damages in addition to the penalty.

Finally, the Company reserves the right to the remedy of specific performance of the Employee’s obligations in addition to any damages.

18.	Employee Warranties

The Employee represents and warrants that to the best of his knowledge:

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–

the Employee has the unrestricted right to disclose any information submitted to the Company free of any claims of third parties and, in particular, that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which the Employee is a party;

–

The Employee will not bring onto the Company’s premises or use in his work for the Company any unpublished documents or property belonging to any former employer or third party that he is not authorized to use and disclose;

–	the duties covered by this Employment Agreement are not rendered in violation of any other agreement with other parties or of any other restrictions of any kind; and
–	the Employee has given written notice to the Company of any potential conflict of interest prior to entering into the present Employment Agreement.

19.	Regulations and Policies

The Employee confirms that he was provided with the following regulations and policies of the Company prior to signing this Employment Agreement, that he is familiar with the following regulations and policies, that he agrees with them and that he will comply with them at all times. They form an integral part of the present Employment Agreement. He acknowledges that the Company may amend existing regulations and policies at any time and may issue new regulations and directives at any time:

●	Code of Conduct;
●	Insider Trade Policy.

20.	Miscellaneous

This Employment Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications concerning the subject matter hereof.

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Should any of the provisions of this Employment Agreement be or become legally invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining other provisions. Any gap resulting from such invalidity or unenforceability shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement. In the same way shall be proceeded if a contractual gap appears.

Any amendment or supplementation of this Employment Agreement shall require written form. The written form may be dispensed in writing only.

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute arising out of or in connection with this Employment Agreement and the Employment resulting therefrom shall be exclusively submitted to and determined by the ordinary courts at the domicile of the Company, subject to mandatory places of jurisdiction.

Signatures

Company	Corlieve Therapeutics AG
6/24/2023	/s/ Richard Porter
Place, date	Richard Porter
General Manager Corlieve

6/23/2023	/s/ Walid Abi-Saab, M.D.
Employee	Walid Abi-Saab, M.D.

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